Press Release

SOURCE: Great China International Holdings, Inc.

Great China International Holdings Announces Name Change

Reno, Nevada - August 23, 2016 - Great China International Holdings, Inc. (OTC-PINK: GCIH), a company with interests in real estate and the health and green industries, announced its name change to HH Biotechnology Holdings Company is effective on August 24, 2016.  The Company’s ticker symbol will remain unchanged.

“We wanted our name to describe our company’s direction and objectives more accurately,” said Frank Jiang, Chairman and CEO. “Our recent investment into Sino-Australian Agricultural Technology, an agricultural developer in China that occupies the world’s largest contiguous acreage base for Macadamia nut planting, was a major step in our plan to focus on the health and green industries and supplying nutritional products to an increasingly health-aware and conscious population in China and around the world, and we believe that the name HH Biotechnology Holdings Company better reflects our long-term strategy and identity for the health and green industries.”

For additional information on the name change, please see the Information Statement filed with the Securities and Exchange Commission on July 28, 2016, and mailed to stockholders the following day.  Also, please follow the Company at its new website at www.hhbiotechnology.com

Note:  Outstanding stock certificates will represent the same stock ownership in the Company after the name change, and it is not necessary for stockholders to exchange their stock certificates for certificates with the new name.

About Great China International Holdings, Inc.

Great China International Holdings’ primary Chinese subsidiary was founded in 1989, and has been involved in various businesses from cultural industries to real estate development, agricultural plantation and biotechnology. For more information, please go to http://hhbiotechnology.com.

Safe Harbor for Forward-looking Statements:

This news release may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For a more complete discussion of such risks and uncertainties, please refer to the company's filings with the Securities and Exchange Commission.

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